Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES AMENDMENT TO CREDIT FACILITY

DENVER, CO December 10, 2014 — SM Energy Company (NYSE: SM) announces that the Company and its bank group have agreed to amend its senior secured revolving credit facility.  Under the terms of the amendment, the aggregate commitment amount from the bank group was increased to $1.5 billion from $1.3 billion, the maturity was extended to December 10, 2019, and the Company’s cost of borrowing was reduced by adopting an improved pricing grid.  In addition, the Company’s borrowing base was maintained at $2.4 billion following its recent issuance of $600 million of senior notes.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:

Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:

James Edwards, ir@sm-energy.com, 303-837-2444

Brent Collins, ir@sm-energy.com, 303-863-4326